                        ASSET PURCHASE AND SALE AGREEMENT

                                 by and between

                          MARIS EQUIPMENT COMPANY, INC.

                                    as Seller

                                       and

                        SECURITY TECHNOLOGIES GROUP, INC.

                                    as Buyer


                             Effective June 1, 1998


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                                TABLE OF CONTENTS

1.       PURCHASE PRICE AND TERMS.........................................................................................1
         ------------------------
         1.1      Fixed Payment...........................................................................................1
         1.2      Asset Amount............................................................................................1
         1.3      Price Adjustment........................................................................................1
         1.4      Contingent Payments.....................................................................................2


2.       PURCHASE AND SALE OF ASSETS......................................................................................2
         ---------------------------
         2.1      Transferred Assets......................................................................................2
         2.2      Excluded Assets.........................................................................................5


3.       LIABILITIES......................................................................................................5
         -----------
         3.1      Accounts Payable........................................................................................6
         3.2      Obligations under Assigned Contracts....................................................................6
         3.3      Warranty Obligations....................................................................................6
         3.4      Miscellaneous...........................................................................................6


4.       GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER......................................................6
         -----------------------------------------------------------
         4.1      Organization; Standing..................................................................................6
         4.2      Authority; Binding Obligation...........................................................................7
         4.3      No Violation............................................................................................7
         4.4      Licenses and Permits....................................................................................7
         4.5      Financial Statements....................................................................................8
         4.6      Records.................................................................................................8
         4.7      Absence of Certain Changes..............................................................................9
         4.8      Title to and Condition of the Assets....................................................................9
         4.9      Customers and Suppliers................................................................................10
         4.10     Employees - Consultants................................................................................10
         4.11     Litigation.............................................................................................10
         4.12     Contracts..............................................................................................11
         4.13     No Bankruptcy..........................................................................................11
         4.14     Tax Returns............................................................................................11
         4.15     Environmental Liability................................................................................11
         4.16     Compliance With Zoning, Planning and Safety Regulations................................................12
         4.17     Employment and Employment Practices....................................................................12
         4.18     Receivables............................................................................................12
         4.19     Inventory and Supplies.................................................................................12
         4.20     Intellectual Property..................................................................................12
         4.21     Insurance..............................................................................................13
         4.22     Employee Benefit Plans.................................................................................13
         4.23     Warranty Claims........................................................................................14
         4.24     Computer Programs......................................................................................14
         4.25     No Finder's Fee........................................................................................15
         4.26     Conduct of Business of Seller..........................................................................15
         4.27     Full Disclosure........................................................................................15
         4.28     No Other Representations or Warranties.................................................................16

                                       i
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

5.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER..............................................................16
         --------------------------------------------------
         5.1      Good Standing; Organization............................................................................16
         5.2      Authority; Binding Obligation..........................................................................16
         5.3      Governmental Consents..................................................................................16
         5.4      Employment Offers......................................................................................16
         5.5      No Finder's Fee........................................................................................17
         5.6      Knowledge; No Reliance.................................................................................17
         5.7      Conduct of Business by Buyer...........................................................................17

6.       CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE.....................................................................17
         -------------------------------------------
         6.1      Representations and Warranties True....................................................................17
         6.2      Covenants and Agreements Performed.....................................................................17
         6.3      Financing..............................................................................................18
         6.4      Approval of Counsel to Buyer...........................................................................18
         6.5      Business Plan..........................................................................................18
         6.6      Due Diligence..........................................................................................18
         6.7      Interim Services and Consulting........................................................................18
         6.8      Guaranty...............................................................................................18
         6.9      Legal Proceedings......................................................................................18
         6.10     Consents...............................................................................................19

7.       CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE....................................................................19
         --------------------------------------------
         7.1      Representations and Warranties True....................................................................19
         7.2      Covenants and Agreements Performed.....................................................................19
         7.3      Approval of Counsel to Seller..........................................................................19
         7.4      Legal Proceedings......................................................................................19
         7.5      Consents...............................................................................................19

8.       RISK OF LOSS....................................................................................................19
         ------------

9.       PRICE ALLOCATION................................................................................................20
         ----------------

10.      TAX REPORTING...................................................................................................20
         -------------

11.      PRORATION.......................................................................................................20
         ---------

12.      CLOSING.........................................................................................................20
         12.1     General................................................................................................20
         12.2     Closing Transactions...................................................................................20


13.      EXPENSES OF SALE................................................................................................21
         ----------------

                                       ii
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

14.      SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION....................................................................21
         --------------------------------------------
         14.1     Survival...............................................................................................21
         14.2     Indemnification by Seller..............................................................................21
         14.3     Indemnification by Buyer...............................................................................22
         14.4     Indemnity Threshold; Limitations.......................................................................23

15.      COVENANTS NOT TO COMPETE........................................................................................24
         ------------------------

16.      MISCELLANEOUS...................................................................................................24
         -------------
         16.1      Notices...............................................................................................24
         16.2      Governing Law.........................................................................................25
         16.3      Succession............................................................................................25
         16.4      Entireties............................................................................................25
         16.5      Severability..........................................................................................25
         16.6      Cooperation...........................................................................................25
         16.7      Paragraph Headings....................................................................................25
         16.8      Press Releases and Public Announcements...............................................................25
         16.9      Personal Jurisdiction.................................................................................25
         16.10     Counterparts..........................................................................................26
         16.11     Remedies - Attorneys' Fees............................................................................26
         16.12     Time..................................................................................................26

Exhibits:

         A.    Financial Statements
         B.    Interim Services Agreement
         C.    Guaranty Agreement
         D.    General Assignment/Bill of Sale
         E.    Opinion of Buyer's Counsel
         F.    Opinion of Seller's Counsel
         G.    Non-Competition and Confidentiality Agreement

Schedules:

         1.2(a)     Asset Amount
         1.2(b)     Deferred Payment
         1.3        Contingent Payments
         2.1.1      Tangible Personal Property
         2.1.2      Inventory
         2.1.2(A)   Accounts Receivable
         2.1.3      Computer Programs
         2.1.4      Contracts and Agreements
         2.1.6      Goodwill
         2.1.7      Copyrights, etc.
         2.1.8      Insurance Policies
         2.2.3      Other Excluded Property
         3.1        Assumed Accounts Payable
         3.2        Assigned Contracts

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         4.3        No Violation
         4.4        Licenses and Permits
         4.8        Asset Liens and Encumbrances
         4.9        Customers and Suppliers
         4.10       Employees - Consultants
         4.11       Litigation
         4.12       Contracts
         4.14       Unfiled Tax Returns
         4.15       Hazardous Materials
         4.17       Employment Matters
         4.18       Receivables
         4.20       Intellectual Property
         4.21       Insurance
         4.22       Employee Benefit Plans
         4.23       Warranty Claims

         This Asset Purchase and Sale Agreement (the "Agreement") is made and entered this 8th day of June, 1998, effective June 1, 1998 (the "Effective Date"), by and between MARIS EQUIPMENT COMPANY, INC., a Delaware corporation ("Seller"), and SECURITY TECHNOLOGIES GROUP, INC., a New Jersey corporation ("Buyer").

                                R E C I T A L S:
                                ----------------

A. Seller is a corporation engaged in the business of electronic security systems integration (the "Business").

B. Seller wishes to sell to Buyer and Buyer wishes to purchase from Seller, substantially all of the assets of Seller used in its business under the terms and subject to the conditions of this Agreement.

      NOW THEREFORE, in consideration of the Recitals, the mutual promises, covenants, agreements, representations, and warranties contained in this Agreement, and the monetary consideration described below, the receipt and sufficiency of which are acknowledged, the parties, intending to be bound, agree as follows:

      1. PURCHASE PRICE AND TERMS. Buyer shall purchase the Assets, as defined in Section 2 below, for the following consideration:

           1.1 Fixed Payment. $1,100,000.00 in cash or other good funds, delivered to Seller at Closing, as defined in Section 12.

           1.2 An amount equal to (a) the aggregate book value of the fixed assets, plus (b) the book value of accounts receivable and unbilled work in process, plus (c) the agreed value of the inventory, minus (d) the aggregate book value of the accounts payable and liabilities assumed by Buyer pursuant to Section 3 (the "Asset Amount"), all determined as of the Effective Date. The procedure for calculating the Asset Amount is set forth on Schedule 1.2(a), and will be based upon Seller's Estimated Closing Balance Sheet delivered by Seller as required by Section 4.5. Seven Hundred Fifty Thousand Dollars ($750,000.00) of the Asset Amount shall be deferred (the "Deferred Payment") and shall be subject to the Adjustments described in Section 1.3, and shall be paid as set forth on
      Schedule 1.2(a). No portion of the Deferred Payment obligation shall be subordinated to any of Buyer's obligations to third parties for borrowed money.

           1.3 No later than fifteen (15) days after Buyer's receipt of Seller's Closing Balance Sheet delivered as required by Section 4.5, the parties will compare the Asset Amount calculated using the Estimated

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     Closing Balance Sheet with the Asset Amount calculated using the Closing
     Balance Sheet. Any refund due to the Buyer, or any additional payment due to the Seller as a result of this comparison, shall be paid to the party entitled to such payment no later than twenty-five (25) days after delivery of the Closing Balance Sheet unless the parties cannot agree on the amount payable. In such event, Buyer shall be entitled, upon providing advance written notice to the Seller, to engage its accounting firm to perform and deliver to Buyer the results of an unqualified audit of the Business, the Assets and the Assumed Liabilities as of the Effective Date, on or before one hundred eighty (180) days after Seller delivers to Buyer the Closing Balance Sheet pursuant to Section 4.5 below (the "Post-Closing Audit"). The results of the Post-Closing Audit shall be compared to the Estimated Closing Balance Sheet. If the Asset Amount calculated based upon the Post-Closing Audit is less than the Asset Amount calculated based upon the Estimated Closing Balance Sheet, the difference, together with all other amounts owed by the Seller to the Buyer, pursuant to the terms of this Agreement shall reduce the Deferred Payment, and shall be retained by the Buyer. If any amounts retained by Buyer are due to uncollectible Seller Accounts Receivable as defined in Schedule l.2(a), such accounts shall be reassigned to Seller. If the Asset Amount calculated based upon the Post-Closing Audit is more than the Asset Amount calculated based upon the Estimated Closing Balance Sheet, Buyer shall pay the difference to Seller upon ten (10) days' written demand. Notwithstanding the foregoing, Buyer shall have no obligation to pay any amount of the Deferred Payment to Seller if Seller fails to perform its obligations under the Interim Services Agreement required by Section 6.7 and such failure is not cured within thirty (30) days after written notice of such failure has been furnished to Seller.

           1.4 Contingent Payments. Contingent payments not to exceed $500,000.00 in the aggregate, payable in the manner and upon the conditions set forth in Schedule 1.4.

           2. PURCHASE AND SALE OF ASSETS.

           2.1 Transferred Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, as defined below, Seller shall sell, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller all of the right, title, and interest of Seller in and to all of the assets (the "Assets") of Seller, including but not limited to the following, subject to the exclusions set forth in Section 2.2:

               2.1.1 Tangible Personal Property. All tangible personal property including, without limitation, furniture, fixtures, motor vehicles, equipment, machinery, product displays, advertising materials, merchandise, tools, supplies and computer hardware, software and related equipment, specifically described in Schedule 2.1.1. Buyer shall accept all tangible personal property in its condition on the Effective Date on an "as is-where is" basis.

               2.1.2 Inventory. All inventories of raw materials, supplies, parts, work-in-progress, and finished goods of Seller, as described on Schedule 2.1.2, all as the same exists on the date of Closing.

               2.1.2(A) Accounts Receivable. All of Seller's accounts receivable, as described on Schedule 2.1.2(A).

               2.1.3 Computer Programs. Seller's rights in and to all computer programs and systems owned by Seller, in which Seller has any rights or which are used in its business, including data bases and their contents, operating specifications, magnetic tapes, discs, cards, records, files and documentation, and sets of statements or instructions, which may be used directly or indirectly in or with a computer in order to bring about a certain result (the "Computer Programs"). All such Computer Programs are described on Schedule 2.1.3.

               2.1.4 Contracts and Agreements. Seller's rights under all open purchase and sales orders, contracts, agreements, understandings, leases, and licenses relating to the operation of the Business, including, but not limited to, maintenance and service agreements for equipment and agreements to maintain and update Seller's computer hardware and software, license and support agreements, premises leases for Seller's New York, New York, San Antonio, Texas, and Austin, Texas locations (and any related security deposits). All such contracts and agreements are described on Schedule 2.1.4.

               2.1.5 Rights in Name. All of Seller's ownership, possession, and rights in and to the name "Maris" and any variation thereof.

               2.1.6 Goodwill. The goodwill of the Business and the right to use of all telephone lines, telephone numbers, and e-mail addresses used in connection with the Business. All such items are described on
           Schedule 2.1.6.

               2.1.7 Copyrights and Similar Property. Seller's ownership of or rights under copyrights, licenses, trade names, trademarks, name registrations, patents, and other intangible assets, including pending applications for same, all of which are specifically described in Schedule 2.1.7.

               2.1.8 Insurance Policies. To the fullest extent assignable, Seller's insurance policies covering the Business, Seller's employees, and the Assets, as described in Schedule 2.1.8. Buyer acknowledges that insurance policies owned by Seller's Parent Company (as defined in Section 4.1) will not be transferred or assigned to Buyer.

               2.1.9 Books and Records. Originals or true copies of all books, records, books of account, ledgers, outside auditors' reports and workpapers, and other documents and information relating to the Business, including, without limitation, accounting books and records, tax records, sales literature, customer and supplier lists, orders, project data, quotations and bids, credit files, correspondence, commission records, catalogues and product information of every kind. To the extent the foregoing records are in the possession of Seller's Parent, Seller shall provide true copies of such records, or immediate access to them upon request. Buyer shall afford Seller reasonable access to, and the right to make copies of all such records described in this Section 2.1.9 in connection with the preparation of its tax returns, the exercise of its rights or performance of its obligations in respect of retained liabilities, the exercise of its rights or performance of its obligations under this Agreement, and other bona fide business purposes.

               2.1.10 Actions Regarding Seller's Assets. All choses in action and causes of action, claims and rights of recovery or setoff of every kind or character arising out of or attributable to any of the Assets on or prior to the Closing Date, including deposits, prepaid insurance and similar rights, irrespective of the date on which any such cause of action, claim or right may arise or accrue.

               2.1.11 Other Assets or Rights. Any other tangible personal property located at Seller's places of business as of the Closing Date and reasonably necessary for the operation of the Business.

           2.2 Excluded Assets. The Assets shall not include any real property or the following items of personal property (collectively, the "Excluded Assets"):

               2.2.1 Caltran Contract. All of Seller's accounts receivable or other rights related to Seller's Caltran/Gregg Electric contracts described as follows:

               Job #04-11-944194/Contract #08368704;

               Job #04-11-944108/Contract #08460724; and,

               Job #04-11-955101/Contract #08369004.

               2.2.2 Cash. All cash or cash equivalents, including marketable securities, notes receivable and investments.

               2.2.3 Exton Lease. The Seller's rights and obligations under the premises lease for Exton, Pennsylvania except to the extent necessary to ensure performance of Seller's obligations under the Interim Services Agreement required by Section 6.7.

               2.2.4 Other Excluded Property. All other assets listed in
           Schedule 2.2.4.

               2.2.5 Actions Regarding Excluded Assets. All choses in action and causes of action, claims and rights of recovery or setoff of every kind or character arising out of or attributable to any of the Excluded Assets on or prior to the Closing Date, irrespective of the date on which any such cause of action, claim or right may arise or accrue.

         3. LIABILITIES. Except for the Assumed Liabilities, as defined below, Buyer is not assuming or undertaking any liability of Seller. Subject to the terms, conditions and limitations set forth in Section 14, below, Seller shall indemnify and hold Buyer harmless from any claims, demands, costs or liabilities (including attorneys' fees and disbursements) relating to any liability of Seller other than the Assumed Liabilities. Buyer assumes and agrees to pay, perform and discharge only the following liabilities of Seller (the "Assumed Liabilities"), when and if due, and shall hold Seller harmless therefrom:

           3.1 Accounts Payable. Seller's accounts payable listed in Schedule
      3.1 on the condition that Buyer receives satisfactory evidence prior to Closing that each past due account creditor with a balance due of $40,000.00 or more has agreed that (a) Buyer shall have the right to pay each such account payable in no less than four (4) monthly installments commencing no sooner than the month in which the Effective Date occurs,
      (b) each installment shall be no greater than 25% of the total account payable, (c) no additional interest or other charges will accrue on any account payable, provided that all payments on such account payable are timely made, (d) Buyer shall have all of Seller's rights to return equipment, inventory or other materials for credit, (e) Buyer shall continue to be entitled to all of the benefits of the account creditor's warranties, and (f) Seller's distributorship/dealership arrangements with Westinghouse/Schlage and EST shall remain in force and shall be transferred to Buyer. In the event that Seller does not provide evidence to the Buyer on or before sixty (60) days after Closing that the Westinghouse/Schlage and EST distributorship/dealership arrangements will remain in force and will be transferred to Buyer on or before such date, the Deferred Payment provided for in Section 1.2 shall be reduced by $5,000.00 for Westinghouse/Schlage and $45,000.00 for EST.

           3.2 Obligations under Assigned Contracts. Seller's obligations arising and to be performed after the Effective Date under the contracts listed in Schedule 3.2 (the "Assigned Contracts"), provided however, that Buyer is not assuming any obligation to pay commissions due or to become due under the Assigned Contracts base upon percentage of job completion through the Effective Date. Seller shall be responsible to pay any and all such commissions.

           3.3 Warranty Obligations. All warranty obligations of
      Seller.ligations

           3.4 Miscellaneous. All progress or similar billings in excess of costs and customer deposits reflected on and properly reserved in the Financial Statements as adjusted by the Closing Balance Sheet or the Post-Closing Audit.

         4. GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER. The Seller represents, warrants and covenants to Buyer as follows:

           4.1 Organization; Standing. Seller is a corporation duly organized and in good standing under the laws of the state of Delaware and (a) has all requisite corporate power and authority to carry on its business as now conducted, (b) has all governmental and other authorizations, licenses, or permits necessary to carry on its business as now conducted, (c) except for Seller's Parent Company, has no subsidiaries or affiliates and owns no security or similar interests in any corporation or other entity, (d) has delivered to Buyer complete and correct copies of its Certificate of Incorporation and Bylaws as currently in effect, and (e) that it and its agents executing this Agreement have corporate and legal authority to enter into and consummate the transaction contemplated by this Agreement. Seller is a 100%-owned subsidiary of Core Technologies, Inc. (Pennsylvania), a Delaware corporation (the "Seller's Parent Company").

           4.2 Authority; Binding Obligation. Seller has taken all necessary corporate action to authorize the execution and performance of this Agreement by Seller. This Agreement, and each document executed by Seller in connection herewith, constitute the valid and binding obligations of Seller, enforceable in accordance with its terms, subject only to applicable bankruptcy, insolvency, and other laws affecting the rights of creditors generally, and the discretion of the courts in granting equitable remedies.

           4.3 No Violation. Except as set forth on Schedule 4.3, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller will not conflict with or result in a breach of any provision of or default under, or give rise to any right of termination, cancellation or acceleration under the terms of, as the case may be, (a) Seller's Certificate of Incorporation or Bylaws;
      (b) any mortgage, lien, lease, note, agreement, contract, commitment, license, permit or other instrument to which Seller is a party, or by which any of its Assets is bound, (c) any law, rule or regulation, or (d) any judgment, order, writ, injunction or decree of any court, administrative agency or governmental body, domestic or foreign, nor is Seller aware of any violation of the above.

           4.4 Licenses and Permits. Seller has the licenses, permits, and authorizations shown on Schedule 4.4 and all governmental licenses, permits, and authorizations (federal, state and local) necessary to conduct its business, including all state authorizations to transact business as a foreign corporation, and such licenses or permits are in full force and effect, no violations are or have been recorded in respect of any of such licenses or permits, and no proceeding is pending or, to the best of Seller's knowledge, threatened looking toward the revocation or limitation of any of such licenses or permits and Seller has complied in all material respects with the antitrust laws as they relate to the purchase, distribution and sale of its products and services, and with all other material laws, rules, regulations and orders applicable to its business.

           4.5 Financial Statements. Seller has delivered to Buyer accurate and complete copies of Seller's audited balance sheet as of December 31, 1997, (as reflected on Seller's Parent Company's audited consolidated and consolidating financial statements) and the related audited statements of income, stockholder equity and cash flows for the year then ended, and the notes and schedules thereto, together with the unqualified report thereon of KPMG Peat Marwick, certified public accountants (the "Audited Financial Statements") and Seller's unaudited balance sheet as of March 31, 1998 (the "Latest Balance Sheet"), and the related unaudited statements of income, stockholder equity and cash flows for the three-month period then ended (the "Unaudited Financial Statements"), certified by Seller's chief financial officer, (collectively the "Financial Statements"), copies of which are attached hereto as Exhibit A. The Financial Statements (a) represent actual bona fide transactions, (b) have been prepared from the books and records of Seller in conformity with generally accepted accounting principles in the United States, and (c) accurately, completely, and fairly present, in all material respects, the financial position of Seller as of the respective dates thereof and the results of operations and cash flows for the periods then ended, subject to year-end adjustments, which will not be material in the aggregate. The statements of income included in the Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation. All financial projections, forecasts, and other forward looking information provided by Seller to Buyer were, as of their respective dates, prepared in good faith and on the basis that Seller believed to be reasonable. Seller also shall deliver at Closing an estimated balance sheet (the "Estimated Closing Balance Sheet") as of the Effective Date, and shall provide to Buyer a final unaudited balance sheet and related statements of income, stockholder equity and cash flows as of the Effective Closing Date no later than thirty (30) days after Closing ("Closing Balance Sheet").

           4.6 Records. All of Seller's accounts, books, ledgers, financial and other records of any kind ("Records") (a) have been fully, properly and accurately maintained to a standard appropriate for such Records, (b) are in the possession of Seller, (c) do not contain or reflect any material inaccuracies or discrepancies, and (d) provide a fair and accurate representation of Seller's business in all material respects.

           4.7 Absence of Certain Changes. Since the date of the Latest Balance Sheet there has not been (a) any sale, purchase, transfer, or distribution of any material asset, or any other transaction, except in the regular course of business, or except for distributions of cash from bank accounts which do not have a material adverse effect on Seller's ability to continue operating its business, and which do not and will not impair Seller's ability to deliver to Buyer the Assets required by Section 2 above, (b) any increase in the compensation payable or to become payable by Seller to any of its officers, employees, or agents or any bonus payment or arrangement made to or with any officers, employees, or agents,
      (c) any mortgage, pledge or other voluntary encumbrance of any asset of Seller, (d) any cancellation of debt or waiver or release of any right or claim of Seller, except in the ordinary course of business, or (e) any labor dispute, or any event or condition of any character, materially and adversely affecting Seller's business or prospects. To the best of Seller's knowledge after investigation and diligent inquiry, since the date of the Latest Balance Sheet there has not been (i) any material adverse change in Seller's financial condition, Assets, liabilities or the Business, (ii) any obligation or liability incurred by Seller except in the ordinary course of business, or (iii) any damage, destruction or loss, whether or not covered by insurance, materially affecting Seller's financial condition, Assets, or business prospects. To the best of Seller's knowledge after investigation and diligent inquiry, Seller has disclosed to Buyer all other events or conditions of any character that have or could reasonably be expected to have a material adverse effect on its condition, Business, Assets, or prospects. From the date of this Agreement until and through Closing, Seller will carry on its business and activities diligently and in substantially the same manner as it has previously, with no material changes.

           4.8 Title to and Condition of the Assets. Seller has good and marketable title to all of its Assets being sold under this Agreement, all free and clear of all liens, pledges, charges, interests, encumbrances or title retention agreements of any kind or nature, except as set forth in
      Schedule 4.8. Except as set forth in Schedule 4.8, the properties owned, leased or used by Seller, are (a) to the best of Seller's knowledge, after diligent investigation, in the case of tangible assets and properties, in good operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with industry practice, and (b) suitable for the purposes used, and adequate for the normal operation of the Business as presently conducted.

     Seller does not have any existing or contingent liabilities in respect of any properties previously occupied by it or in which it owned or held any interest, including, without limitation, leasehold premises assigned or otherwise disposed of.

           4.9 Customers and Suppliers. Schedule 4.9 contains a true and complete list of Seller's customers and suppliers for Seller's fiscal year ended December 31, 1997, and for the period ending on the Effective Date. To the best of Seller's knowledge, no customer and no such supplier has given Seller any indication of its desire to cancel or otherwise terminate or materially alter its relationship with Seller. Seller will use all reasonable efforts to preserve the present relationship with suppliers, customers, and others having business relationships with Seller prior to Closing. Seller's employees will use all reasonable efforts to preserve the present relationship with suppliers, customers, and others having business relationships with Seller during any time they are employed by or in a consulting relationship with Buyer.

           4.10 Employees - Consultants. Attached as Schedule 4.10 is a true and complete list of Seller's current employees and consultants, including their names, addresses, telephone numbers, job descriptions, and compensation arrangements. Any employees employed, or consultants retained, pursuant to a written contract, covered by any collective bargaining agreement or who are members of any labor union or are represented by any collective bargaining agent are identified on Schedule
      4.10 and copies of the current contracts or bargaining agreements have been furnished to Buyer. Except as set forth in Schedule 4.10, to the best of Seller's knowledge, no employee or consultant, who is material to the operation of the Business, has given notice or other indication to Seller of the desire or intent to terminate employment or consultation with Seller.

           4.11 Litgation. Except as set forth on Schedule 4.11, there is no:
      (a) action, suit, claim, proceeding, or investigation pending of which Seller has received notice, or, to the best of Seller's knowledge, threatened against or affecting Seller or any of the Assets to be transferred, or before any governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, or (b) governmental investigation or inquiry pending or threatened against or affecting Seller, and to the best of Seller's knowledge, there is no basis for any of the foregoing which could reasonably be expected to give rise thereto. Except as set forth on Schedule 4.11, each of the claims, actions, suits, proceedings and investigations listed on Schedule 4.11 has been reported to the proper insurance carrier in accordance with the applicable insurance policy, if any, and as necessary to ensure coverage thereof and has been accepted for coverage by the applicable insurer.

           4.12 Contracts. Schedule 4.12 contains a list of every material agreement, contract, lease, commitment, note, arrangement or understanding (the "Contracts") to which Seller is a party or by which Seller is bound and pertaining in any manner to any of the Assets. Each Contract is valid, in full force and effect, and enforceable in accordance with its terms. Seller is not aware of any event that would give rise to a breach or default under any of the Contracts. There is no outstanding notice of default, breach, cancellation, or termination in connection with any of the Contracts, and no other party has asserted any claims arising out of or in connection with the Contracts. Correct and complete copies of the Contracts have been furnished to Buyer. Seller expressly warrants to Buyer that the gross profit to be realized on the Boston Control Tunnel contract will be no less than $51,468.00 (the "Boston Tunnel Profit"), as such amount is adjusted on Seller's work in process report for the period ending on the Effective Date, which report shall be delivered to Buyer at Closing. If the actual gross profit on the Boston Control Tunnel contract is less than the Boston Tunnel Profit, the Deferred Payment shall be reduced by the difference without regard for the limitations set forth in
      Section 14.4.

           4.13 No Bankruptcy. Neither Seller nor Seller's Parent Company have filed and neither will within 180 days after closing file for any form of relief under the United States Bankruptcy Code or analogous state laws, nor has either made a general assignment or composition with respect to creditors. No order, execution or other process has been levied against Seller in any action taken to repossess goods in any material amount. No steps have been taken for the appointment of a receiver of any part of Seller's property.

           4.14 Tax Returns. Except as set forth on Schedule 4.14, Seller has filed all tax returns and reports, each of which is accurate, required to be filed by it with all taxing authorities to which it is subject and paid or provided for all taxes shown to be due on such returns or otherwise. Seller has no knowledge of any deficiency or additional tax or charge proposed to be assessed against it or its Assets. Seller has not executed any agreements for extension of time for the assessment or payment of any tax, nor is Seller aware of any action, pending or contemplated, by any taxing authority to collect any outstanding taxes due.

           4.15 Environmental Liability. To the best of Seller's knowledge, Seller has no responsibility for the use, discharge, clean-up, abatement or other responsibility under any applicable federal, state or local environmental protection statute or regulation. Except as set forth on Schedule 4.15, Seller does not use and has never used or stored hazardous or environmentally regulated substances in the conduct of its Business except in accordance with all applicable laws, rules and regulations.

           4.16 Compliance With Zoning, Planning and Safety Regulations. The use of all of the properties in or on which Seller conducts the Business, and all machinery and equipment therein and the conduct of any business therein complies in all material respects with all applicable zoning, planning and safety statutes, regulations and rules.

           4.17 Employment and Employment Practices. Except as set forth on
      Schedule 4.17, Seller is in material compliance with all applicable material laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment and is not engaged in any prohibited unfair labor practice. There is no labor strike, dispute, slowdown or work stoppage actually pending or, to the best of Seller's knowledge, threatened against or involving Seller, nor has Seller experienced any work stoppage or any other material labor dispute during the last three years.

           4.18 Receivables. Except as set forth on Schedule 4.18, all accounts receivable being transferred to Buyer have arisen in the ordinary course of business, represent valid obligations to Seller, and, subject only to consistently recorded reserves or provisions for bad or doubtful debts, have been collected or are presently collectible in the aggregate recorded amounts thereof in accordance with their terms. Seller shall have no indemnification liability to the Buyer or any other person for breach of the warranties and representations contained in this Section 4.18 if and to the extent that the Deferred Payment contemplated by Section 3 has been reduced as a result of any such breach.

           4.19 Inventory and Supplies. Seller's inventory and supplies to be transferred to Buyer are in usable or saleable condition in the ordinary course of business, subject only to reserves for obsolescence reflected on the Latest Balance Sheet or in Seller's other books and records.

           4.20 Intellectual Property. Except as set forth on Schedule 4.20, Seller has no patents, patent rights, patent applications, licenses of intellectual property as licensee, trademarks, trademark rights, trade names, trade name rights, service mark rights, copyrights, unpatented discoveries, processes, or inventions or similar rights (collectively the "Intellectual Property"), nor requires any such rights in order to conduct its business. Unless otherwise indicated on Schedule 4.20, Seller owns the entire right, title, and interest in and to the Intellectual Property and technology used in its business (including, without limitation, the exclusive right to use and license same) and each item constituting part of the Intellectual Property which is owned by Seller, has been, to the extent indicated on Schedule 4.20, duly registered with, filed in or issued by the trademark or patent office or such other governmental entity, domestic or foreign, as are indicated on Schedule 4.20, and such registrations, filings and issuances remain in full force and effect. Except as stated on Schedule 4.20, there are no pending or, to the best of Seller's knowledge, threatened proceedings or litigation or other adverse claims affecting or with respect to the Intellectual Property. Seller's rights to its proprietary software are free and clear of any claims of any employees, consultants, or outside programmers. Schedule
     4.20 lists all notices of or claims currently pending or received by Seller during the past two years that assert infringement, contributory infringement, inducement to infringe, misappropriation or breach by Seller of any domestic or foreign patent, patent application, patent, software or know-how license, trade name, trademark, copyright, service mark, trademark registration or application, service mark registration or application, copyright registration or application, trade secret or other confidential proprietary information. Except as disclosed on Schedule 4.20, to the best of Seller's knowledge after due investigation and inquiry, Seller is not infringing, or otherwise acting adversely to, the right of any person under or in respect to any patent, license, trademark, trade name, service mark, copyright or similar intangible right.

           4.21 Insurance. Seller's properties and Business are and continuously have been insured by licensed insurers. Seller will cooperate, to the extent possible and subject to Buyer's acknowledgement in Section 2.1.8, to assure that the insurance coverage provided by such insurance policies will not in any respect be affected by, and will not terminate or lapse merely by reason of, the execution and delivery of this Agreement or the consummation of the transactions described herein. All such policies, including the amounts and terms of coverage and an indication of whether they are assignable are set forth on Schedule 4.21. Copies of such policies have been furnished to Buyer. To the extent such policies are not assignable, Seller will cooperate and assist Buyer in the transition from the existing policies to new policies secured by Buyer.

           4.22 Employee Benefit Plans. Except as listed on Schedule 4.22, Seller has not adopted any retirement, profit sharing, deferred compensation, stock option, bonus, group or individual medical, dental, health, life insurance, survival benefit, or similar plan or arrangement covering all or any of its employees. Copies of such plans, identified on Schedule 4.22, have been furnished to Buyer. Each of the arrangements set forth on Schedule 4.22 is referred to as an "Employee Benefit Plan." Each Employee Benefit Plan is and has been maintained and operated in compliance in all material respects with the terms of the respective plans and with the requirements imposed by applicable law. Except as set forth on Schedule 4.22, there is no pending or, to the best of Seller's knowledge after diligent investigation, threatened legal action, proceeding, or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan or any fiduciary or service provider and to the best of Seller's knowledge, there is no basis for any such legal action or proceeding. Except as set forth on
     Schedule 4.22, there is no liability, contingent or otherwise, for any Employee Benefit Plan other than insurance premiums satisfied in due course. Each Employee Benefit Plan for which a separate fund is or is required to be maintained, has been fully funded as required by the terms of the Plan as of the end of the most recently completed plan year. The execution of this Agreement and the consummation of the transactions contemplated will not result in (a) any payment (whether severance pay or otherwise) becoming due from any Employee Benefit Plan, or result in the vesting, acceleration of payment, or increases in the amount of benefit, or
     (b) the employees, officers, and/or directors of Buyer, as the owner of the business of Seller, becoming eligible to receive benefits under such Employee Benefit Plans pursuant to the terms of such Plans or under applicable law.

           4.23 Warranty Claims. There are no unresolved claims or claims asserted or, to the best of Seller's knowledge, threatened by Seller's customers for breach of express or implied warranty, misrepresentation, or any other claims based on a defect in or failure of services or products sold or leased by Seller, which, as of the date of Closing, exceed $60,000.00 in the aggregate. All pending and, to the best of Seller's knowledge, threatened warranty claims are described on Schedule 4.23.

           4.24 Computer Programs. Seller will provide reasonable assistance upon request by Buyer for the purpose of determining whether all computer or computer related hardware or software transferred as part of the Assets (the "Computer System") is millennium compliant. For purposes of this section "millennium compliant" means that the Computer System (a) allows for the input of all dates in a four-digit format; (b) provides date output in a four-digit format; (c) accommodates same-century and multi-century date related formulas and calculations (including leap year calculations);

     (d) function accurately and without interruption before, during, and after January 1, 2000, and (e) responds to two-digit date input in a way that resolves any ambiguity as to century.

           4.25 No Finder's Fee. No finder, broker, agent or other intermediary has acted for or on behalf of Seller in connection with the negotiation or consummation of the transactions contemplated hereby.

           4.26 Conduct of Business of Seller. The Seller's principal business is not the sale or rental of merchandise from stock. During the period from the date of this Agreement to the Closing Date, or the date, if any, on which this Agreement is earlier terminated, Seller shall conduct its Business only according to its ordinary and usual course and use its best efforts to preserve intact its business organization, keep available the services of its officers, employees, and consultants, and to maintain satisfactory relationships with licensors, suppliers, distributors, lessees, customers and others having business relationships with it. Except as may be approved in advance by Buyer, or as is otherwise permitted or required by this Agreement, Seller will refrain from making any pension, retirement or insurance payment or arrangement, from agreeing to pay any bonus to accrue after the Closing Date to or with any such persons except those that may have already been accrued, and from entering into any contract or commitment, or buy or sell inventory or equipment, except in the ordinary course of business. During the period from the date of this Agreement to the Closing Date, Buyer and Seller shall confer on a regular and frequent basis regarding material operational matters and to report the general status of ongoing operations. Seller shall notify Buyer of any unexpected emergency or other change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings, budget meetings or submissions involving any material property of Seller, and keep Buyer fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith.

           4.27 Full Disclosure. Seller has provided Buyer with full access to all Assets, books, accounts, records, and documents of or relating to Seller, the Business and its Assets. No representation or warranty of Seller contained in this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein or therein not false or misleading. There is no fact known to Seller that materially or adversely affects or in the future may materially or adversely affect the Business, Assets to be transferred, or operations of Seller that has not been set forth in this Agreement.

           4.28 No Other Representations or Warranties. Seller has given the Buyer, its agents, experts or other representatives full access to the Assets and the Assumed Liabilities, and the Buyer has made, or caused to be made, such investigations and inspections of the Assets and Assumed Liabilities as the Buyer has deemed necessary and, with respect to the Assets and Assumed Liabilities, such investigations and inspections are in lieu of all warranties and representations of Seller, express or implied, except those specifically set forth in this Section 4.

         5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER. Buyer represents, covenants and warrants as follows:

           5.1 Good Standing; Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of New Jersey, and has the power and authority to execute and perform this Agreement.

           5.2 Authority; Binding Obligation. Buyer has, by all necessary corporate actions, duly authorized the execution and performance of this Agreement. This Agreement and each document executed by Buyer in connection herewith constitute the valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws affecting the rights of creditors generally, and the discretion of the courts in granting equitable remedies. Upon satisfaction of the Conditions Precedent to Buyer's Performance described in Section 6, Buyer's execution of this Agreement will not conflict with, result in a breach of any provision of, or constitute a default under any contractual or other obligation to which Buyer is a party or by which Buyer is bound, and will not conflict with any provision of Buyer's Articles of Incorporation or Bylaws.

           5.3 Governmental Consents. No consent, approval or authorization of, or registration, designation, or filing with any governmental authority, federal or other, on the part of Buyer, is required in connection with the acquisition of the Assets and the consummation of the transactions contemplated by this Agreement.

           5.4 Employment Offers. Buyer may, in its sole discretion, offer one or more of Seller's employees the opportunity to become Buyer's employees, subject to written employment, non-competition, and non-disclosure agreements, at compensation levels consistent with Buyer's policies, all as prescribed by Buyer. All employees offered and who accept employment with Buyer shall be provided the opportunity to participate in Buyer's standard fringe benefit programs, consistent with participation of other similarly situated employees of Buyer.

           5.5 No Finder's Fee. No finder, broker, agent or other intermediary has acted for or on behalf of Buyer in connection with the negotiation or consummation of the transactions contemplated hereby.

           5.6 Knowledge; No Reliance. As a result of the inspections, investigations, and examinations heretofore conducted by the Buyer with respect to the Assets and the Assumed Liabilities, Buyer acknowledges that it possesses such information as it deems necessary to reach an informed decision to purchase the Assets and otherwise perform pursuant to the terms of this Agreement. Accordingly, the Buyer is not relying upon any representations or warranties of any kind whatsoever, whether express or implied by operation of law or otherwise, except for those representations and warranties specifically set forth in Section 4 of this Agreement. As of the date hereof, Buyer has no knowledge of any breach of any of Seller's representations, warranties, or covenants contained herein which could give rise to a claim for indemnification hereunder.

           5.7 Conduct of Business by Buyer. During the period from the Closing Date until the date on which all amounts due from Buyer to Seller for the Deferred Payment and the Contingent Payment, if any, have been paid, Buyer shall conduct the Business diligently and in good faith, and shall use reasonable efforts to avoid taking any action which would diminish the revenue, margins, and bookings of the Business.

         6. CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE. The obligation of Buyer to close the transactions described in this Agreement is subject to the satisfaction of the following conditions at or before Closing except to the extent waived in writing by Buyer at Closing:

           6.1 Representations and Warranties True. Except as otherwise permitted by this Agreement, all representations and warranties of Seller contained herein shall be correct in all material respects on and as of the Closing Date as though made at that time.

           6.2 Covenants and Agreements Performed. Seller shall perform or cause to be performed, satisfy, and comply with all covenants, agreements, and conditions required by this

     Agreement to be performed or complied with by it on or before Closing.

           6.3 Financing. Buyer shall have obtained financing from its primary lender on terms and conditions satisfactory to Buyer.

           6.4 Approval of Counsel to Buyer. All legal matters in connection with the consummation of the transactions contemplated hereby and all agreements, instruments, and documents delivered in connection therewith shall be reasonably satisfactory in form and substance to Lohf, Shaiman & Jacobs, P.C., legal counsel to Buyer.

           6.5 Business Plan. Seller shall have delivered to Buyer a detailed business plan outlining its business prospects and projections for the Business, and individually for each of its office locations, the sales methodologies, operating requirements, and capital resources necessary to achieve such business prospects and projections. The business plan shall cover the 1998 calendar year .

           6.6 Due Diligence. The due diligence review to be conducted by Buyer with respect to Seller, and the representations, warranties, covenants, and agreements made by Seller in this Agreement, shall have been completed and the results thereof shall be reasonably satisfactory to Buyer and its counsel. The representations and warranties of Seller shall remain binding and enforceable, notwithstanding Buyer's satisfaction with its due diligence review, and shall be unaffected by any information actually or allegedly discovered, or able to be discovered, during such review.

           6.7 Interim Services and Consulting. Seller and Seller's Parent Company shall have executed an interim services agreement to provide transitional accounting, management and related services to Buyer, including without limitation, the services of George E. Mitchell and Frederick Franks on an as needed basis. The Interim Services Agreement shall be in the form specified by Exhibit B, and key employees of Seller, as determined by Buyer in its sole discretion, shall have entered into employment agreements with Buyer in form and substance satisfactory to Buyer.

           6.8 Guaranty. Seller's Parent Company shall have executed a guaranty agreement in favor of Buyer substantially in the form attached as Exhibit C hereto guaranteeing the Seller's performance of its obligations hereunder.

           6.9 Legal Proceedings. No proceeding shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

           6.10 Consents. Buyer shall have obtained all necessary approvals from its directors, shareholders, lenders, and state, municipal, and other governmental authorities.

         7. CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE. The obligation of Seller to close the transactions described in this Agreement is subject to the satisfaction of the following conditions at or before Closing except to the extent waived in writing by Seller at Closing:

           7.1 Representations and Warranties True. Except as otherwise permitted by this Agreement, all representations and warranties of Buyer contained herein shall be correct in all material respects on and as of the Closing Date as though made at that time.

           7.2 Covenants and Agreements Performed. Buyer shall perform or cause to be performed, satisfy, and comply with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it on or before Closing.

           7.3 Approval of Counsel to Seller. All legal matters in connection with the consummation of the transactions contemplated hereby and all agreements, instruments, and documents delivered in connection therewith shall be reasonably satisfactory in form and substance to Stevens & Lee, P.C., legal counsel to Seller.

           7.4 Legal Proceedings. No proceeding shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

           7.5 Consents. Seller shall have obtained all necessary approvals from its directors, shareholders, lenders, and state, municipal, and other governmental authorities.

         8. RISK OF LOSS. Seller shall assume all risk of loss, destruction, damage or other casualty up to the date and time of Closing, other than normal wear and tear and use in the normal course of business. If the loss, destruction or damage due to fire or other casualty up to the date and time of closing is not of such nature as to curtail or interrupt the business, as reasonably determined by Buyer, the purchase price shall be adjusted to reflect such loss, destruction or damage and shall be subject to the further agreement of the parties, if any, as of the date and time of Closing.

         9. PRICE ALLOCATION. For purposes of this Agreement, and as required by the Internal Revenue Code of 1986, as amended, the purchase price shall be allocated to the Assets in accordance with the fair market value of the Assets to be purchased. The price allocation shall be in the form of the allocation set forth on Schedule 9 attached hereto as modified using the same principles, within 45 business days after the final adjustment of the Asset Price.

         10. TAX REPORTING. The parties agree that they each will report all aspects of this sale for Internal Revenue Service, state and local sales and use tax purposes in strict accordance with the allocation provided for in Section 9. Seller shall pay any and all sales and/or use taxes assessed or assessable as a result of this Agreement, including but not limited to any taxes or other charges assessed or assessable under applicable Pennsylvania bulk sale legislation and regulations.

         11. PRORATION. Personal property taxes and the like shall be prorated as of the effective date of Closing.

         12. CLOSING.

             12.1 General. Closing of the transfer of Seller's Assets shall take place at the offices of Lohf, Shaiman & Jacobs, P.C., 950 South Cherry Street, Suite 900, Denver, Colorado 80246, or such other place as the parties determine, on June 5, 1998, effective as of June 1, 1998 (the "Closing"; the date of such Closing, the "Closing Date"). All actions taken at Closing shall be considered to be taken simultaneously and no document, agreement or instrument shall be considered to be delivered until all items which are to be delivered have been delivered. Each party shall take any and all actions reasonably requested by the other, and shall cooperate in good faith so as to provide for the transfer of the rights, benefits, duties, obligations and liabilities of the Business from the Seller to the Buyer as of the Effective Date, as provided by this Section 12.1.

             12.2 Closing Transactions. At Closing, the following will occur:

                  12.2.1 Seller and Buyer will execute a general assignment, bill of sale and assumption substantially in the form attached as Exhibit D hereto, whereby Seller conveys, transfers, assigns and delivers the Assets to Buyer, and Buyer assumes the Assumed Liabilities.

                  12.2.2 Seller shall deliver assignments of its premises
             leases, together with any and all required landlord consents or waivers to each such assignment.

                  12.2.3 Seller will execute and/or deliver to Buyer such other deeds, bills of sale, assignments, endorsements and other instruments of transfer in the form and substance satisfactory to Buyer as shall be necessary to vest in Buyer title to the Assets.

                  12.2.4 Seller will deliver to Buyer a certified copy of the resolutions adopted by its board of directors and shareholders authorizing the execution and performance of this Agreement.

                  12.2.5 Buyer will deliver to Seller, an opinion of Buyer's legal counsel, substantially in the form attached as Exhibit E.

                  12.2.6 Seller, Seller's Parent, and Buyer will execute and deliver the non-competition and confidentiality agreement required by Section 15 and the Interim Services Agreement required by
             Section 6.7.

                  12.2.7 Buyer will pay the purchase price to the extent due at
             Closing as provided in Section 1.

                  12.2.8 Seller will deliver to Buyer, an opinion of Seller's legal counsel, substantially in the form attached as Exhibit F.

                  12.2.9 The parties will execute and deliver such other
             documents as may reasonably be required to carry out the intent of the transaction contemplated by this Agreement.

         13. EXPENSES OF SALE. Buyer and Seller shall each be responsible for their own legal and accounting fees and other expenses incident to the Closing of this transaction.

         14. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

             14.1 Survival. Subject to the terms, conditions, and limitations set forth in this Section 14, the representations, warranties and covenants of the parties contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto shall survive the Closing, regardless of any investigation made by or on behalf of any party.

             14.2 Indemnification by Seller. Seller shall defend, indemnify, and hold harmless Buyer, each director, officer, employee, or agent of Buyer, its subsidiaries, and each affiliate thereof, and their respective heirs, legal representatives, successors, and assigns from and against payment of any claim made by any creditor or other person or entity (except for a claim for payment of the Assumed Liabilities), and any loss, cost or expenses otherwise incurred by Buyer, including but not limited to attorneys' fees, costs and disbursements, in connection with (a) Seller's Business prior to the Closing, (b) the assertion by any third party of any claim relating to the Assets arising or incurred prior to the Closing, and (c) any and all loss connected with any breach of Seller's warranties or obligations hereunder (including claims made under any applicable bulk sales laws). In the event of a claim by any creditor or other person or entity subject to this section, Buyer shall provide Seller with written notice of such claim in the manner set forth in paragraph 16.1 below, within ten days after Buyer's receipt of the claim, provided however, that failure to provide such notice shall not adversely affect Buyer's right to indemnification hereunder subject only to Seller's right to claim damages directly and solely attributable to Buyer's failure to provide notice. Thereafter, Seller shall have a period of five days within which to notify Buyer, in the manner provided for in paragraph 16.1, that Seller desires to intercede on Buyer's behalf and defend the claim at its sole cost (including without limitation, payment of any damages awarded or agreed to, interest, penalties, court costs and attorneys' fees). If Seller fails to so notify Buyer and to defend the claim, Buyer may defend such claim at its cost and maintain an action against Seller to recover all damages, interest, penalties, court costs, and attorneys' fees incurred.

             14.3 Indemnification by Buyer. Buyer shall defend, indemnify, and hold harmless Seller, each director, officer, employee, or agent of Seller, its subsidiaries, and each affiliate thereof, and their respective heirs, legal representatives, successors, and assigns, from and against payment of any claim made by any creditor or other person or entity in connection with (a) Buyer's operation of the Business on or after the Closing, (b) the assertion by any third party of any claim relating to the Assets arising or incurred on or after the Closing, and
         (c) any and all loss connected with any breach of Buyer's warranties or obligations hereunder (including obligations in respect of the Assumed Liabilities). In the event of a claim by any creditor or other person or entity subject to this section, Seller shall provide Buyer with written notice of such claim in the manner set forth in paragraph 16.1 below, within ten days after its receipt of the claim, provided however, that failure to provide such notice shall not adversely affect Seller's right to indemnification hereunder subject only to

         Buyer's right to claim damages directly and solely attributable to Seller's failure to provide notice. Thereafter, Buyer shall have a period of five days within which to notify Seller in the manner provided for in paragraph 16.1 that it desires to intercede on Seller's behalf and defend the claim at its sole cost (including without limitation, payment of any damages awarded or agreed to, interest, penalties, court costs and attorneys' fees). If Buyer fails to notify Seller and to defend the claim, Seller may defend such claim at its cost and maintain an action against Buyer to recover all damages, interest, penalties, court costs, and attorneys' fees incurred.

             14.4 Indemnity Threshold; Limitations. Except for claims by the Buyer arising under the Non-Competition and Confidentiality Agreement and the Guaranty, and the reduction of the Deferred Payment provided for in Sections 3.1 and 4.12, the sole and exclusive remedy for all claims by the parties hereto (whether or not related to claims by third parties) relating to breaches of the warranties, representations, and covenants in this Agreement or any related document or any other matter otherwise directly or indirectly relating to the transactions herein described, shall be an action for indemnity hereunder, which shall be governed and limited by this Section 14 regardless or whether such claim arises under contract, breach of warranty, tort or under any other legal theory. Except for the obligation to pay sales and use tax, and other charges provided for in Section 10, for which Seller is 100% responsible, no claim for indemnity under this Section 14 shall be asserted by or paid to either the Buyer or the Seller unless and until the aggregate expense or loss incurred by such party exceeds $25,000.00, and then only to the extent that such aggregate expense or loss exceeds $25,000.00. There shall be no further monetary limitation on claims for indemnity after the aggregate expense or loss to a party exceeds $25,000.00. All claims for breach of Seller's warranties must be asserted on or before two years after the Effective Date. The liability of Seller and Seller's Parent Company for indemnity under this Section 14 shall not exceed the Purchase Price described in
         Section 1.1 through 1.4. Upon the occurrence of an event, at any time when the full amounts of the Deferred Payment and the Contingent Payment provided for in Sections 1.2 and 1.4 have not been paid, which event does or may give rise to a claim by the Buyer for indemnification under this Section 14, Buyer shall so notify Seller in writing, and the parties shall attempt in good faith to evaluate the indemnification claim and agree to an appropriate amount to withhold for or set off against the Deferred Payment or Contingent Payment. If the parties fail to agree on such amount, Buyer shall be entitled to deposit with an independent escrow reasonably acceptable to both parties, an amount sufficient to satisfy such claim, not to exceed the sum of the then unpaid portion of the Deferred Payment and the maximum unpaid amount of the Contingent Payments, until the claim is resolved.

         15. COVENANTS NOT TO COMPETE. Neither Seller nor Seller's Parent shall engage in any business which in any way competes with Buyer's Business, including the Business acquired hereby, for a period of five years after Closing. At Closing, Seller and Seller's Parent will execute and deliver to Buyer a non-competition and confidentiality agreement substantially in the form attached as Exhibit G (the "Non-Competition and Confidentiality Agreement").

         16. MISCELLANEOUS.

             16.1 Notices. Any notices provided or required under the terms of this Agreement shall be effective immediately when provided by verified facsimile transmission or personal delivery, or five days after being sent by first class mail or internationally recognized courier, and addressed as follows:

             If to Seller,

                  Maris Equipment Company, Inc.
                  Attention: Mr. George E. Mitchell
                  110 Summit Drive
                  Exton, Pennsylvania  13941
                  Facsimile:  (610) 524-7434


             with a copy to,

                  Steven M. Tyminski
                  Stevens & Lee, P.C.
                  1275 Drummers Lane
                  P. O. Box 236
                  Wayne, Pennsylvania  19087-0236
                  Facsimile:  (610) 687-1384

             If to Buyer,

                  Security Technologies Group, Inc.
                  Attention:  Mark Landis, CEO
                  150 South Pine Island Road, Suite 100
                  Plantation, Florida  33324
                  Facsimile:  (954) 424-5999
             with a copy to

                  Charles H. Jacobs
                  Lohf, Shaiman & Jacobs, P.C.
                  950 S. Cherry Street, Ste. 900
                  Denver, Colorado  80246
                  Fax: (303) 753-9997


             16.2 Governing Law. THE LAWS OF THE STATE OF FLORIDA. VENUE FOR ANY PROCEEDING BROUGHT TO ENFORCE THE TERMS OF THIS AGREEMENT SHALL BE PROPER IN COUNTY OF BROWARD, STATE OF FLORIDA OR THE JURISDICTION IN WHICH THE CLAIM ACCRUES.

             16.3 Succession. This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors, assigns and legal representatives established by operation of law.

             16.4 Entireties. This Agreement constitutes the entire agreement between the parties. No modification of this Agreement shall be binding unless in writing and signed by both parties, and recorded by a notary if necessary.

             16.5 Severability. If any provision of this Agreement is found to be illegal, or unenforceable for any reason whatsoever, this Agreement shall be interpreted and construed without reference to such provision, and the balance of this Agreement shall remain in full force and effect.

             16.6 Cooperation. The parties agree to execute such additional documents and take such actions as may be required to effectuate the purposes of this Agreement.

             16.7 Paragraph Headings. The paragraph headings are inserted in this Agreement for convenience only and are not intended to affect the terms of this Agreement.

             16.8 Press Releases and Public Announcements. No party shall issue any press release nor make any public announcements relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer.

             16.9 Personal Jurisdiction. Seller hereby irrevocably submits to the jurisdiction of the courts of the state of Florida and the federal courts of the United States of America located in the state of Florida, in respect to the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waives and agrees not to assert as a defense in any action, suit, or proceeding, for the interpretation or enforcement hereof, or of any such document, that it is not subject thereto or such action, suit, or proceeding not be brought or is not maintainable in said courts, or that the venue thereof may not be appropriate or that this Agreement or any such documents may not be enforced in or by said courts.

             16.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute a single instrument.

             16.11 Remedies - Attorneys' Fees. If any party obtains or engages an attorney or attorneys for the purpose of enforcing its rights under the terms of this Agreement for negotiation, litigation, arbitration or other alternative dispute resolution procedure, the prevailing party shall be entitled to recover its attorneys' fees, costs, and disbursements in addition to any other relief sought or awarded.

             16.12 Time. Time is of the essence of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                        SELLER:

                                        MARIS EQUIPMENT COMPANY, INC.



                                        By: /s/ George E. Mitchell
                                           -------------------------------
                                           George E. Mitchell, Chairman


                                        BUYER:

                                        SECURITY TECHNOLOGIES GROUP, INC.



                                        By: /s/ Mark Landis
                                           -------------------------------
                                           Mark Landis, CEO

                          Supplement to Schedule 1.2(a)


                                  ASSET AMOUNT


The Asset Amount on Schedule 1.2(a) is calculated based upon Seller's Estimated Closing Balance Sheet, and is subject to adjustment as provided in Sections 1.3,
3.1 and 4.12 of the Agreement.

Procedure for Payment of Deferred Payment.

         (a) The term "Seller Accounts Receivable," includes only those accounts receivable and unbilled work in process of the Seller reflected on the Closing Balance Sheet (net of any reserve therefor). Any Seller Account Receivable shall be deemed to have been collected when payment is actually received by Buyer, or in the event any account debtor refuses to pay all or any portion of a Seller Account Receivable based upon (i) the Buyer's failure to perform any of its obligations under the Agreement, or (ii) the Buyer's failure to perform any of its obligations to such account debtor (whether arising out of or relating to the Seller Account Receivable in question).

         (b) Buyer shall permit the Seller to take any and all action which the Seller shall determine in consultation with the Buyer is reasonably necessary from time to time to expedite the collection of any of the Seller Accounts Receivable. The Seller shall not, however, take any action under this paragraph
(b) which materially interferes with the Business conducted by the Buyer after the Closing Date or to which Buyer reasonably objects. Nothing contained herein shall impose a duty or obligation, express or implied, upon the Seller to take any action under this paragraph (b).

         (b) When the balance of Seller Accounts Receivable has been reduced to $750,000 i.e., the Deferred Payment amount, or such lesser amount based on the reductions to the Deferred Payment provided for in Section 3.1 and 4.12 of the Agreement, the Buyer shall make a weekly disbursement to the Seller in an amount equal to the amount collected or deemed to be collected by the Buyer in respect of any Seller Accounts Receivable through the end of the preceding week, provided that the Deferred Payment shall not be reduced below $500,000 by reason of disbursements under this paragraph (b) except as provided below.

         (c) On or about January 15, 1999, Buyer will prepare an estimate of Contingent Payments due to Seller, shall provide to Seller copies of all supporting documentation, and shall afford Seller the opportunity to comment thereon. If Seller is entitled to a Contingent Payment based upon the Buyer's estimate calculated as of January 15, 1999, Buyer promptly shall pay to Seller from the Deferred Payment an amount which will reduce the sum of the

Schedule 1.2(a) Supplement
Re:  Maris - STG
Page 2


remaining Deferred Payment and the Contingent Payments to $500,000.00. The balance of the Deferred Payment, if any, shall be retained by the Buyer, to be disbursed to Seller on or after March 31, 1999, as provided by paragraph (d) below.

         (d) If any amount of the Deferred Payment or the Contingent Payments remain due as of March 31, 1999, and any Seller Accounts Receivable remain outstanding as of such date, Buyer shall have the option to (i) continue to pay amounts in respect of such Seller Accounts Receivable as and when collected, or
(ii) reassign to Seller the remaining Seller's Accounts Receivable and retain from the Deferred Payment and/or the Contingent Payments the amount of such reassigned Seller's Accounts Receivable.


Dated this 8th day of June, 1998


MARIS EQUIPMENT COMPANY, INC.



By: /s/ George E. Mitchell
    -----------------------------

Name: George E. Mitchell
      ---------------------------

Title: Chairman
       --------------------------

                                  Schedule 1.4

                               CONTINGENT PAYMENT


Subject to the provision of Section 14 of the Agreement, the following Contingent Payments provided for in Section 1.4 of the Agreement will be paid by Buyer to Seller based upon the performance of the Business for the calendar year ending December 31, 1998. Payment will be made on or before March 31, 1999, pursuant to the procedure set forth below:

         a.  Revenue:      No Contingent Payment based upon gross revenue unless
                           the Business achieves a minimum gross margin of 22%

                           If the Business generates 1998 gross revenue of $13.5 million or more, $200,000;

                           If the Business generates 1998 gross revenue of between $11.5 and $13.5 million, an amount equal to $200,000 multiplied by a fraction the numerator of which is the gross revenue in excess of $11.5 million, and the denominator of which is $2,000,000;


                           If the Business generates 1998 gross revenue of below $11.5 million, no payment.

         b. Margins: No Contingent Payment based upon gross margins unless the Business achieves a minimum gross revenue of $11.5 million

                           If the Business generates gross margins for 1998 of 24% or more, $200,000;

                           If the Business generates gross margins for 1998 of between 22% and 24%, an amount equal to $200,000 multiplied by a fraction the numerator of which is the gross margins achieved in excess of 22%, and the denominator of which is 2%;

                           If the Business generates gross margins for 1998 of below 22%, no payment.

Schedule 1.4
Re: Maris - STG
Page 2

         c.  Bookings:     No Contingent Payment based upon bookings unless the
                           Business achieves a minimum gross margins of 22%


                           If the Business generates 1998 bookings of $13.5 million or more, $100,000;

                           If the Business generates 1998 bookings of between $12.5 million and $13.5 million, an amount equal to $100,000 multiplied by a fraction the numerator of which is the bookings generated in excess of $12.5 million, and the denominator of which is $1,000,000;

                           If the Business generates 1998 bookings of below $12.5 million, no payment.

Procedure for Payment. No later than March 15, 1999, Buyer shall prepare and deliver to Seller a written calculation (with supporting documents) of the Contingent Payment expected to be due to the Seller. The parties shall confer in good faith during the period from March 15, 1999, through March 31, 1999, to address any revisions suggested by the Seller, to adjust the calculation to take account of the period from March 15 through March 31, 1999, and to resolve any disputes about the Buyer's calculation. In the event the parties are unable to agree on the proper amount to be paid as of March 31, 1999, Buyer shall deposit with an escrow acceptable to both parties the amount it determines as the Contingent Payment pending resolution of the dispute.

Dated this 8th day of June, 1998


MARIS EQUIPMENT COMPANY, INC.

Schedule 1.4
Re: Maris - STG
Page 3

By: /s/ George E. Mitchell
    -------------------------------

Name: George E. Mitchell
      -----------------------------

Title: Chairman
       ----------------------------


                                        3